Exhibit 16.1
October 26, 2026
U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549
Re: Anthropic, PBC
Dear Sir or Madam:
We have read the disclosure regarding the change in registered public accounting firms included under the caption “Change in Independent Accountant” in the Registration Statement on Form S-1 of Anthropic, PBC and agree with the statements concerning our Firm contained therein.
Very truly yours,
/s/ GRANT THORNTON LLP